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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2008

THUNDER MOUNTAIN GOLD

(Exact Name of Registrant as Specified in its Charter)

Idaho	001-08429	91-1031075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5248 W. Chinden, Boise, Idaho	83714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 208-658-1037

1239 Parkview Drive, Elko, NV  89801  (775) 738-9826

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (3-05)

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Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2008, Thunder Mountain Gold, Inc. initiated a private offering of common stock to purchase, in the aggregate, 2,500,000 Units. Each Unit is composed of one share of common stock and 1 Common Stock Purchase Warrant. There is a minimum offering of 1,500,000 Units and a maximum offering of 2,500,000  Units. The Warrants are convertible for up to 1 share of stock with an exercise price of $0.40 per share, and expire three years from date of  issuance, unless sooner exercised. There is no dilution protection. Each Unit is priced at $0.20 per Unit. The minimum participation is 50,000 Units.  Participation is limited to accredited investors. Subject to applicable securities laws, the Company has retained the services of Pennaluna & Company to act as placement agent in this financing and will pay a  placement fee in an amount of  to 10 percent (10%) of equity raised by such firm and -0- percent for equity directed by the Company to Pennaluna. There is no accountable or unaccountable expense allowance.  The closing date for the financing is expected to occur on or about May 30, 2008.

The offering is believed exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(6) the Securities Act of 1933, as amended.  The securities offered, and to be sold and issued in connection with the private placement have not been or are not registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. No registration rights are offered in conjunction with the proposed offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 THUNDER MOUNTAIN GOLD, INC.

                       (Registrant)

  By: /s/ E. JAMES COLLORD

  -------------------------------------------------

E.  James Collord

President, Director and Chief Executive Officer

Date:  May 12, 2008